MINING LEASE AGREEMENT

PARTIES:

Lessor:  Bilbray Trust and Johnston Trust, Nevada Trusts with offices at 3128 Beach View Court, Las Vegas, Nevada 89146 here in called the “Lessor” with offices at

Lessee:  Dutch Gold Resources, Inc. (“Lessee”), a company incorporated under the laws of the State of Nevada and having an address at 3500 Lenox Road Suite 1500 Atlanta, GA 30326

DATED EFFECTIVE:  September 15, 2011 (“Effective Date”)

RECITALS

A.            Lessor owns certain property located in Blaine County, State of Idaho, all of which are collectively referred to in this Mining Lease Agreement (“Agreement”) as the Property, and are described on the attached Exhibit A

B.            Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the Property, all as described on the terms, provisions, and conditions of this Agreement.

LEASE
1. LEASE.

1.1            Lease. In consideration of the foregoing recitals, which are made a part hereof, the advanced production profits and production profits agreed to be paid, and the performance of the covenants and agreements herein contained on the part of the Lessee to be kept and performed, Lessor does hereby lease to Lessee, and Lessee hereby takes and leases from Lessor, the Property.

1.2            Term. The term of this Agreement is for a period of ten (10) years beginning the date above written, unless sooner terminated or extended as herein provided.  Lessee is hereby granted the right to extend the term of this Agreement for two (2) successive extended terms of  ten (10) years each by giving written notice to Lessor at least sixty (60) days prior to the end of any lease term. The yearly lease payment will increase every five years, $50,000.00 for the second five year period and $75,000.00 USD for the third period and $100,000 USD for the fourth period.

2. EXPLORATION AND EVALUATION.

In consideration of the sum of TEN DOLLARS ($10.00) as advance production payments, the receipt and sufficiency of which are hereby acknowledged, and commencing on the Effective Date, Lessor hereby grants to Lessee an unrestricted and absolute right of ingress and egress in and to the Property, and to have possession of the Property, for the purpose of exploring, evaluating, developing, mining and all necessary associated activities commensurate with such exploration and mining.  Such activities will be conducted with the necessary approvals from government agencies, and in compliance with all appropriate governmental mining regulations. Lessee shall timely provide Lessor with any and all information generated by this work commitment as it becomes available.

3. ADVANCE PRODUCTION PAYMENTS.

In the event that Lessee decides to continue to evaluate and develop the minerals on the Property, Lessee shall pay Lessor the sum of TEN THOUSAND DOLLARS ($10,000.00) on or before the end of the day on December 15, 2011. Thereafter, commencing on the fifteenth day of each month, Lessee shall pay Lessor as advance production payments the sum of Ten Thousand Dollars ($10,000.00) monthly during the Agreement term (the “Advance Production Payments”). All advance production payments shall be due and payable in advance on the fifteenth day of each subsequent month, without any deduction or offset whatsoever and prior to notice or demand, to Lessor at the address listed above, or at such other place as Lessor may from time to time designated in writing.

4. RIGHT TO MINE.

During the Term of this Agreement, Lessor hereby grants to Lessee an unrestricted and absolute right of ingress and egress in and to the Property, and to have possession of the Property, for the purpose of mining and processing the ore therein. Lessee shall have the right to such ore and to remove same from the Property so long as Lessee is not in default. Lessee further shall have the right to construct necessary buildings, make excavations, stockpiles, dumps, drains, roads, powerlines, pipelines, and other improvements as may be necessary, subject, however, to all existing easements and rights of way of third parties and the rights of Lessor, if applicable, which rights of Lessor shall not interfere with Lessee's right to mine. Any activity conducted by Lessee pursuant hereto on the Property is wholly at Lessee's own risk.

5. COVENANTS AND AGREEMENTS.

5.1            Lessee covenants and agrees with Lessor that Lessee, either directly or through the operating subsidiary, and its servants, agents and independent contractors, shall have the sole and exclusive right to explore, develop and mine the Claims including, but not limited to, the sole and exclusive right to:

a.	enter on the Claims and have sole and exclusive and quiet possession thereof;

b.	do such exploration and development work on the Claims as Lessee in its sole discretion may deem advisable;

c.	bring upon and erect upon the Claims such buildings, plant, machinery and equipment as Lessee in its sole discretion may deem advisable (the "Equipment and Fixtures");

d.
remove from the Claims and dispose of such reasonable quantities of rock, ores, minerals and metals for the purposes of bulk sampling, obtaining assays or making other tests as Lessee in its sole discretion may deem advisable; and do all such further acts as may, from time to time, be reasonably necessary in order for Lessee to be able to carry out the full intent and meaning of this

Agreement; and

e.	Lessee will provide Lessor with all factual data, maps, assays and reports pertaining to the property annually.

5.2            Lessee covenants and agrees with Lessor that, from and including the Effective Date through to and including the Exercise Date, Lessee shall:

a.
maintain the Claims in good standing by doing and filing assessment work or making payments in lieu thereof, and by paying rentals and performing of all other actions which may be necessary in that regard, save and except as otherwise provided for herein;

b.
to the best of its ability, perform all work on the Claims in a good and workmanlike fashion in accordance with sound mining and engineering practices and in accordance with all applicable laws and regulations of all applicable governmental authorities,

c.	subject to the provisions of subparagraph 5.3, permit the directors, employees and authorized agents of Lessee, at their own risk and expense, access to the Claims at all reasonable times,

d.	supply Lessee with the assays, geological and engineering reports and maps concerning the property within 30 days of their acquisition by Lessee, and

e.
to the extent reasonably necessary, not unreasonably interfere with Lessor’s  attempts to monetize alternative energy projects on the Properties so long as same would not interfere with the Lessee’s mining and other rights granted herein.  Lessor covenants and agrees that it will not seek to convey any rights that would interfere with Lessee’s option to purchase the Properties.

5.3            Lessee hereby agrees to Indemnify Lessor against, and save Lessor harmless from, all costs, claims, liabilities, damages and expenses of any kind whatsoever that Lessee may incur or suffer as a result of any injury (Including injury causing death) to any director, employee or authorized agent of Lessee while on the Claims.

5.4            Lessor and Lessee covenant and agree each with the other that:

a.	while this Agreement is in effect, it shall do all such acts and things necessary to ensure that all of its representations and warranties referred to In this Agreement remain true and correct;

b.
prior to the Exercise Date, neither party shall sell, assign, transfer, mortgage, charge or otherwise encumber the Claims or any part thereof, or any interest in them, in any manner whatsoever, without the prior written consent of the other party;

c.
during the term of this Agreement, all information concerning this Agreement or any matters arising from this Agreement shall be treated as confidential by the parties hereto and shall not be disclosed by either party hereto to any other party without the previous written consent of the other party hereto, such consent not to be unreasonably withheld, except to the extent that such disclosure may be necessary for observance of the requirements of securities commissions, stock exchanges (or other organized trading facilities) or other legal requirements or for the accomplishment of the purposes of this Agreement, and if a party does not give a definitive written reply to any request for permission to disclose on the second business day following the date request for same is deemed delivered, consent to such disclosure shall be deemed to have been given.

6. HOLD HARMLESS PROVISION.

Lessee shall protect, defend, and hold Lessor harmless from any loss, liability, or damage to persons or Property arising out of or related to Lessee's activities on the Property or any condition of the Property during the term of this Agreement. If Lessee defaults on this Agreement and this Agreement is terminated, Lessee shall be fully responsible for any lien, encumbrance, or charge on it attributable to Lessee's activities.

7. PERMITS.

Lessee shall, at Lessee's sole expense, obtain all permits, prepare all plans, and keep all records required by any municipal, county, state, federal, or other public authority in order for Lessee to use the Property.  Lessor represent and warrants that it has permits and court orders for the Property and shall assign or otherwise make available to Lessee such permits. Notwithstanding, Lessor shall assign all permits and court orders relevant to the property listed in Schedule A to Lessee.

8. PRODUCTION ROYALTIES.

8.1            Upon commencement of production of ore from the Property, in addition to the advance production payments described in paragraph 3, Lessor shall be paid the greater of the sum of Ten Thousand Dollars US, paid monthly on the same schedule as is described in paragraph 3 or a Net Smelter Royalty of four percent (4.00%) of funds paid from the smelter to Lessee.  “Net Smelter Royalty” is defined as the gross proceeds received by the Lessee from the sales of the gold, silver, and other metals and minerals sold less (a) all costs to the Lessee of weighing, sampling, determining moisture content and packaging such material and of loading and transporting it to the point of sale, including insurance and in transit security costs; (b) all charges and penalties imposed by the smelter, refinery or purchaser; and (c) ad valorem taxes, severance taxes, state royalties, and such other taxes that, as of the date of the Agreement, are imposed upon production.

8.2            Further Lessor shall also receive profit participation in an amount equal to fourteen percent (14.00%) of Net Profits of production of ore from the Property (the “Profit Participation”), after deduction of any Advance Production Payments and payments of Net Smelter Royalties.  “Net Profits” is defined as total revenue less total expenses, including, without limitation, any payments to Lessor of Advance Production Payments and Net Smelter Royalties.

9. RIGHT TO PURCHASE.

9.1            Additional Consideration.  Upon the execution of this Agreement, Lessee shall issue to each of the Trusts an option (“Option”) to purchase Five Million Two Hundred Fifty Thousand (5,250,000) shares of Lessee Common Stock at the exercise price of $1,000.00.  The Option shall vest when the Operations have generated net revenues of Ten Million Dollars ($10,000,000).

9.2            Lessee’s Option to Purchase.  During the term of this Agreement,  Lessee shall have the option to purchase the Property for the aggregate purchase price of Fifteen Million Dollars ($15,000,000.00) (the “Purchase Price”) in cash.  Any payments made to Lessor by Lessee pursuant to this Agreement or from the production on ore at the Property, including, without limitation, Advance Profit Payments, Net Smelter Royalties and/or Profit Participation, shall be applied against the Purchase Price.  This Option shall be deemed to run with the land and shall be binding upon the Lessee, its successors and assigns.  The Parties hereby consent to the recording of this Agreement against the Property.

10. LIABILITY INSURANCE.

Lessee shall maintain public liability and Property damage insurance in a responsible company with limits of not less than $1,000,000.00 per occurrence. Such insurance shall cover all risks arising directly or indirectly out of Lessee's activities.  Such policy shall be placed in force immediately on commencement of any work on the Property and shall continue in force throughout the term of this Agreement.

11. LESSEE'S FURTHER RESPONSIBILITIES WITH REGARD TO THE PROPERTY.

11.1            Workmanlike Manner. During the term of this Agreement all work done on the Property by Lessee shall be done in a workmanlike manner, following good mining practices, and at Lessee's sole cost and expense.

11.2            Comply With Laws. During the term of this Agreement, Lessee shall comply with all laws, ordinances, regulations, directions, rules, and requirements of all governmental authorities.

12. QUIET ENJOYMENT AND LESSOR'S ACCESS.

12.1            Lessor's Warranty.  Lessor warrants that it is the owner of the Property and has the right to lease the Property free of all encumbrances except easements of record.

12.2            Lessor's Right to Inspect.  Lessor and Lessor's agents shall have the right to enter upon any part of the Property at all reasonable hours for the purpose of inspecting the same and the operations conducted thereon or for doing or performing any act required or permitted by Lessor under this Agreement.

13. MAINTENANCE OF LEASED PREMISES.

Lessee will conduct all operations in accordance with good and miner-like practices and in accordance with sound principles of conservation, and will maintain underground operations so that access to underground workings where Lessee’s operations have taken place, will be preserved.

14.  RECORDS AND REPORTS.

Lessee will keep accurate records, maps and books of account in accordance with usual accounting practices, covering all of its operations hereunder, including, but not limited to, all income received from the sale or disposal of ore taken from the Leased Premises, all work performed and all operations and expenditures for labor, supplies, power tools, equipment, machinery, insurance and taxes and other like and unlike types of expenditures, and shall submit a complete monthly report to Lessor containing the above information.  Along with the expenditure for an item of machinery or equipment, the report shall state whether the item was acquired for the account of Lessee or as a replacement for Lessor.

15. WASTE ROCK, SPOIL, AND TAILINGS.

The ore, mine waters, or other products or compounds of minerals mined or extracted from the Property shall be the property of Lessee subject to the production royalty as provided herein. Lessee shall not be liable for mineral values lost in mining or processing pursuant to sound mining and metallurgical engineering practices.

16. DEFAULT.

16.1            If at any time there shall occur any of the following events:

a.	If Lessee shall make as assignment for the benefit of its creditors; or

b.
If a decree, mandate or other order by a court having jurisdiction shall have been entered adjudging Lessee a bankrupt or insolvent, and such decree, mandate or other order shall have continued undischarged or unstayed for a period of (90) days; or if a decree, mandate or other order of a court having jurisdiction for the appointment of a receiver or a liquidator or a trustee or an assignee in bankruptcy or insolvency of Lessee or of all or substantially all of Lessee’s property shall have been entered and  such decree, mandate or other order shall have remained in force undischarged and unstayed for a period of ninety (90) days; or

c.
If Lessee shall institute proceedings for a decree, mandate or other order of any kind mentioned in and within the applicable provisions of the foregoing paragraph b or shall in any such proceedings not instituted by Lessee file a consent to any such decree or order; or if Lessee shall admit in writing Lessee’s inability to pay its debts generally as they become due; or

d.	If the interest of Lessee in the Leased Premises shall be sold under the execution or other legal process; or

e.	If Lessee shall fail to pay part or all of the rentals or royalties as set forth herein when due, and such failure shall continue for sixty (60) days after written notice thereof from Lessor; or

f.
If Lessee shall fail to perform or observe any other covenant, agreement or requirement of this Agreement and any such failure shall continue for sixty (60) days after written notice thereof from Lessor specifying in the nature and extent of any such default, unless such default is reasonable incurable within sixty (60) days and in that event Lessee shall have commenced the curing of such default and thereafter proceed with all due diligence to complete the curing of such default, then the lease term or extension hereby created shall, at the option of Lessor, cease and terminate, and the happening of any of the events specified in paragraphs A through F of this section shall operate as a notice to quit, all and every kind of notice to quit being waived;

16.2            Lessor may thereupon recover possession of the Leased Premises without any additional notice to Lessee or any other proceedings, and all rights of Lessee under this Agreement shall be deemed cancelled and terminated including Lessee’s rights to easement or access of the Property.

17.  INDEPENDENT CONTRACTOR.

17.1            Lessee will forthwith post and thereafter keep posted in conspicuous place on the Leased Premises as many written notices as may be necessary to adequately notify all persons who may come within or upon the Leased Premises that the same are held by Lessee under lease from Lessor and that the Lessee and not Lessor will be liable for all labor performed supplies and materials used by the Lessee in and upon the Leased Premises, and that Lessee and not Lessor shall be responsible for all debts and expenses incurred in mining operations in or upon the Leased Premises.

17.2            The operations of Lessee and its employees and agents under this Agreement shall be as an independent contractor, and Lessee and its employees and agents are not employees or agents of Lessor.

18. INSPECTION.

Lessor and its agents shall have the right, at reasonable times, to inspect any operations on the Leased Premises and any work being conducted by Lessee thereon.

19. COMPLIANCE WITH THE LAW.

Lessee agrees to comply with all of the terms and provisions of the laws of the State of Idaho and of the United States as now existing or hereafter enacted, including all laws, rules and regulations or orders of any governmental authority affecting the operations upon the Leased Premises.  Further, Lessee shall perform all work in a safe and miner-like manner in accordance with all mining laws of the State of Idaho   and such rules and regulations as may have been issued by the Industrial Commission of Idaho or the State Metal Mine Inspector and Fed MSHA.

20. ASSIGNMENT AND SUBCONTRACTOR.

20.1            Lessee, or its successors, shall not assign this Agreement or any interest therein, and shall not sublet the Leased Premises or any part thereof, or any right or privilege appurtenant thereto or suffer any other person to occupy or use the Leased Premises or any portion thereof without the prior written consent of Lessor, which consent shall not be unreasonably withheld.  Any such assignment or subletting without such consent shall be void and shall, at the option of Lessor, terminate this Agreement.

20.2            This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, subject, however, to the assignment restriction contained herein.

20.3            Lessee may at any time enter into any agreement or agreements not inconsistent with the terms of this Agreement with substantial and reliable operating companies or individuals for the performance of any work to be done on the Leased Premises.  In any such agreement or agreements, Lessee shall include an insurance and indemnity provision identical to that contained in Section 5.3 and Section 10 of this Agreement, and all such companies or individuals will be required to comply with the terms and conditions thereof.

21.  SURRENDER OF POSSESSION.

Lessee shall on or before the last day of the term hereby granted, or of any extended term, or upon the sooner termination of this Agreement due to default or other reason, peaceably and quietly leave, surrender all right, title and interest, and yield up unto Lessor all and singular the Leased Premises, together with all alterations, additions and replacements thereon, free of subtenancies, liens, encumbrances and in good order and condition, except for reasonable wear and tear thereof.

22. TERMINATION FOR CAUSE.

Lessor will not terminate the lease without just cause.  Lessee will use best efforts to ensure all operations comply with current environmental guidelines.  Lessor will be made aware of any and all environmental liabilities when they occur.  Provisions negotiated with Blaine County for road use, etc., will be honored.  Detailed water, weather and production records will be kept. The modernization and digitizing of the volume of historic engineering data, core and geology will be updated and the records protected.

23.  WRITTEN NOTICE.

23.1            Any notices permitted or required pursuant to this Agreement shall be in writing and shall be deemed "given" upon the date of personal delivery thereof or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, certified mail return receipt requested, of such notice addressed to the party to whom such notice is to be given at the address set forth for such party in this Agreement or at any other address that such party may, from time to time, designate by notice given in compliance with this Section 23. Any such notice shall be deemed "delivered" upon the date of personal delivery of the same to the party to whom the notice is given or forty-eight (48) hours after such party refuses to accept and sign for a postage prepaid, certified mail, return receipt letter delivered to the party's notice address set forth herein or any other address as such party may, from time to time, designate by notice given in compliance with this Section 23.

23.2            Until changed, the addresses referenced on the cover page herein shall be the notice address for any notices to the parties permitted or required pursuant to this Agreement.

24. WAIVER.

Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision constitute a waiver of any succeeding breach of that provision or a waiver of that provision or any other provision.

25. SUCCESSOR INTEREST.

This Agreement shall be binding upon and inure to the benefit of the parties, their successors, and assigns (where permitted).

26. PRIOR AGREEMENTS.

26.1            This Agreement is the entire, final, and complete agreement of the parties pertaining to the transactions contemplated therein, and they supersede and replace all prior or existing written or oral agreements or understandings between the parties or their representatives relating thereto. Except as otherwise provided herein, no subsequent amendment, change, or alteration to this Agreement shall be binding upon the parties unless reduced to writing and signed by both parties.

26.2            The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Effective Date or Exercise Date, reasonably require of the other in order that the full intent and meaning of this Agreement is carried out. The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Exercise Date shall survive the Exercise Date.

27. APPLICABLE LAW.

This Agreement has been entered into in Clark County, NV. The parties agree that the laws of Nevada shall be used in construing and enforcing this Agreement.

28. NUMBER, GENDER, AND CAPTIONS.

As used herein, the singular shall include the plural, and the plural the singular. The masculine and neuter each shall include the masculine, feminine, and neuter, as the context requires. All captions are intended solely for convenience of reference only.

29. PARTIAL INVALIDITY.

If any term, provision, covenant, or condition of this Agreement should be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement shall continue in full force and effect and in no way shall be affected, impaired, or invalidated thereby.

30. VENUE.

Venue for any action to enforce, construe, or interpret this Agreement shall be the appropriate Court for the State of Nevada for Clark County.

DATED: September 15, 2011

Lessee:

Dutch Gold Resources, Inc.

By:
Name:	Daniel Hollis
Title:	Chief Executive Officer

Lessor:

Bilbray Trust

By:
Name:
Title:

Johnston Trust

By:
Name:
Title: